CERTIFICATE OF AMENDMENT
                                    OF
                         ARTICLES OF INCORPORATION
                                    OF
                           HONOR ONE CORPORATION

The undersigned, being the President and the Secretary of Honor One Corporation, a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and shareholders at a meeting held on December 10, 1998, it was voted and adopted a resolution to amend the original Articles of Incorporation as follows:

The undersigned further certify that FOUR of the original Articles of Incorporation filed on June 6, 1989 herein is amended to read as follows:

ARTICLE FOUR, CAPITAL STOCK is amended to read:

The Corporation declare a 3 shares for each 1 share forward stock split to be effective December 18, 1998.

The undersigned hereby certify that they have on December 10, 1998 executed this Certificate Amending that original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

                                   /s/J. B. Somervail
                                   President

                                   /s/Maggie Abbot
                                   Secretary